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                                                                    Exhibit 11.1

                              AT HOME CORPORATION
      STATEMENT REGARDING THE COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                                  (Unaudited)

                                                              Quarter Ended             Nine Months
                                                              September 30,         Ended September 30,
                                                        ----------------------  -------------------------
(In thousands, except per share data)                        1997       1996        1997         1996
                                                        -----------  ---------  -----------  ------------
Computation of pro forma weighted average
 common equivalent shares outstanding:

    Weighted average shares outstanding                     116,645       ----     112,258           ----

    Dilutive employee stock options and warrants
       in the current period (treasury stock method)           ----       ----        ----           ----

    Shares of common stock issued during the
       twelve-month period prior to the Company's
       initial public offering                                 ----     13,269        ----         13,269

    Common equivalent shares from convertible
       preferred stock issued during the twelve-
       month period prior to the Company's initial
       public offering                                         ----     75,252        ----         75,252

    Common equivalent shares from convertible
       preferred stock issued more than twelve-
       months prior to the Company's initial
       public offering                                         ----     20,000        ----         20,000

    Common equivalent shares from common stock
       options granted during the twelve-month
       period prior to the Company's initial public
       offering (treasure stock method)                        ----      1,544        ----          1,544
                                                           --------    -------    --------        -------

Shares used in computing pro forma net loss per share       116,645    110,065     112,258        110,065
                                                           ========    =======    ========        =======

Net (loss)                                                 $(11,894)  $ (7,246)   $(34,698)      $(15,525)
                                                           ========    =======    ========        =======

Net (loss) per share                                       $  (0.10)    $(0.07)   $  (0.31)        $(0.14)
                                                           ========    =======    ========        =======
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